Exhibit 99.1

General Cannabis Announce Entry into Term Sheet For Strategic Acquistion

Denver, June 7, 2019 – General Cannabis Corp (OTCQX: CANN) (the “Company”), the comprehensive national resource to the regulated cannabis industry, today announced that it has entered into a non-binding term sheet to acquire substantially all of the assets of The Organic Seed, LLC, doing business as Cannaseur (“Cannaseur”).  Cannaseur is a vertically integrated cannabis license holder located in Pueblo West, Colorado.  In addition to the Cannaseur dispensary and cultivation facility, the term sheet also includes their infused products line, Dabtek.

General Cannabis is taking this action based on the signing of Colorado House Bill 1090 (“HB-1090”), a recently approved law allowing public companies to own Colorado licensed cannabis companies.  Once the regulations surrounding the implementation of the law are finalized, the Company plans to enter into a binding transaction.

The non-binding term sheet provides for consideration of $1.2 million in cash and $0.9 million in shares of the Company’s common stock for virtually all of the tangible and intangible assets of Cannaseur.

“This is what we have been waiting for, the finalization of a legal framework that permits publicly traded companies to own and operate cannabis companies within Colorado.  We have been working in Colorado for 6 years, leading the state’s revolution into legalized cannabis sales,” said Michael Feinsod, Executive Chairman of General Cannabis.  “Our 85 employees operate within the regulated cannabis industry and we are eager to bring our professional services to the state as an owner and operator.  Cannaseur provides a solid base for us to leverage our skillset as HB-1090 is enacted.”

“Colorado has been the national leader in legalized cannabis rollout.  With statewide trailing twelve month retail sales of over $1.5 billion, we believe Colorado cannabis cultivators and retailers are poised to take advantage of this new significant access to the public capital markets,” said Feinsod.  “The leading operators in Colorado have achieved success operating at scale and, we believe, are excellent acquisition candidates.  We have known Ryan Griego and Nick Dremel since 2014, and have watched the growth and success of their operations throughout the implementation of regulated cannabis.  We are excited to have them join our team.  We plan to continue to acquire additional licensed cannabis assets within the state and other regulated markets.  Our strong platform can create a synergistic opportunity for Colorado operators looking to grow with us.”

Brian Andrews, the Chief Financial Officer of General Cannabis stated “We believe that with some modernization and improvements to the existing cultivation center, we can increase production by more than 50% in the first year of ownership.  Having an established retail presence also positions Cannaseur with a strong continued base for its in-house production.  We plan to seek to acquire additional retail dispensaries throughout Colorado to leverage the synergies of our corporate platform.”

Hunter Garth, Vice President of Development, will be leading the Company’s Colorado HB-1090 related efforts.  Hunter added “We expect that Colorado licensed cannabis businesses will quickly see the synergies of being part of the General Cannabis platform.  We welcome and opportunity to demonstrate how they can succeed with us.”

HB-1090 will also allow each of the Company’s Colorado based divisions to leverage their experience for significant growth.

The Company’s Operations Division, Next Big Crop (“NBC”), stands ready to assist participants as they seek to enter the State of Colorado.  NBC’s vast experience and understanding of the Colorado cannabis regulatory requirements, coupled with their cultivation and retail expertise positions the Company to positively impact the growth and profitability of any licensed cannabis business the Company acquires in Colorado.

Iron Protection Group (“IPG”), the Company’s Security Division, has a force of guards moving throughout the state between dispensaries, cultivation centers, banks and other industry participants.  The Company believes its  history of only working with well capitalized and compliant operators positions IPG to assist companies as they move into the State of Colorado.

The Company’s Investments Division is here to help interested companies with the significant financial expertise required to navigate the public securities markets, access additional capital or consider strategic alternatives.

About General Cannabis Corp

General Cannabis Corp is the comprehensive national resource for the highest quality service providers available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, operational consulting and products, consumer goods and marketing consulting, and capital investments and real estate.  As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   Such forward-looking statements include statements regarding the Company’s plans to enter into a binding transaction for the Cannaseur assets, the proposed terms of the transaction, the timing of the enactment of HB-1090, the expected benefits of the enactment of HB-1090, the Company’s plans to acquire additional licensed cannabis assets within Colorado, and the Company’s belief that it can increase production by more than 50% in the first year of ownership of the Cannaseur assets .

Any statements that are not statements of historical fact, such as the statements described above, should be considered forward-looking statements.  Some of these statements may be identified by the use of the words "may," "will," "believes," "plans," "anticipates," "expects" and similar expressions.  General Cannabis has based these forward-looking statements on current expectations and projections about future events as of the date of this press release.  These forward-looking statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including the possibility that the proposed transaction does not close when expected or at all, changes in the Company’s share price before closing, the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, and those factors described from time to time in General Cannabis's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q under the heading "Risk Factors" and in subsequent filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Brian Andrews

Chief Financial Officer

General Cannabis Corp

(303) 759-1300